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                                         March 13, 1995



TO:  HERSHEY EMPLOYEE STOCK PURCHASE PLAN (HESPP) PARTICIPANTS

     I am pleased to provide you a copy of Hershey Foods' 1994 Annual Report to Stockholders. This mailing of Annual Reports to our HESPP participants has been designed to eliminate the duplicate mailing of Annual Reports to those participants who will receive an Annual Report as a result of participation in another employee plan. Your proxy card for voting your shares in HESPP along with the proxy statement will be arriving shortly directly from Merrill Lynch. Your completed card should be returned in the envelope Merrill Lynch provides.

     If you should have any questions, you can call the Office of the Secretary at (717) 534-7526.

     Remember, your vote is important.
                         --


                                         /s/ Eleanor S. Gathany

                                         Eleanor S. Gathany
                                         Assistant Secretary


Enclosure